     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 8, 1999
                                                            FILE NO.___-______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         ENVIRONMENTAL SAFEGUARDS, INC.
             (Exact name of registrant as specified in its charter)

NEVADA                                                               87-0429198
(State or other jurisdiction of               (IRS Employer Identification No.)
incorporation or organization)


2600 SOUTH LOOP WEST, SUITE 645, HOUSTON, TEXAS 77054, (713) 641-3838/(713)
641-0756 -- FAX
(Address of principal executive offices, including zip code and Registrant's telephone number, including area code)

     JAMES S. PERCELL, 2600 SOUTH LOOP WEST, SUITE 645, HOUSTON, TEXAS 77054
                                 (713) 641-3838
      (Name and address of agent for service and agent's telephone number, including area code)

         With copies to: ROBERT D. AXELROD, AXELROD, SMITH & KIRSHBAUM,
       5300 MEMORIAL DR., STE. 700, HOUSTON, TEXAS 77007, (713) 861-1996 /
                             (713) 552-0202 -- FAX

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to a dividend or interest reinvestment plans, please check the following box.
                                                                            [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                                [X]

If the Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.                               [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c)under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                      [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                             [ ]


                         CALCULATION OF REGISTRATION FEE

                                               PROPOSED
                                               MAXIMUM         PROPOSED
TITLE OF EACH CLASS OF           AMOUNT TO BE  OFFERING PRICE  MAXIMUM AGGREGATE  EXERCISE PRICE   PROCEEDS TO  AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED    PER SHARE (1)   OFFERING PRICE (1) PER SHARE        THE COMPANY  REGISTRATION FEE
Common stock, par value  $0.001  500,000       $1.1875         $593,750           --               -0-          $165.07
                                                                                                                -------
          Total                                                                                                 $165.07
                                                                                                                =======

(1) Estimated solely for the purpose of calculating the registration fee. Calculated pursuant to Rule 457 and based on the average high and low price of the Company's Common Stock on January 5, 1999. Estimated legal, accounting, printing fees are $23,165.07.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVENESS DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

         INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  Subject to Completion, Dated January 8, 1999

                         ENVIRONMENTAL SAFEGUARDS, INC.

                         500,000 SHARES OF COMMON STOCK

         This Prospectus relates to the resale of 500,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of Environmental Safeguards, Inc. (the "Company") which may be offered and sold from time to time (the"Stockholder Shares") by a certain security holder of the Company (the "Selling Stockholder") on the American Stock Exchange (AMEX) or through other types of transactions. See, "Plan of Distribution". The shares offered hereby are currently outstanding shares of the Company's Common Stock purchased by a certain security holder in a private placement on December 9, 1998. See, "Selling Stockholder". The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby. The Selling Stockholder may from time to time sell all or any portion of the Common Stock on the American Stock Exchange (AMEX), in the over-the-counter market, in negotiated transactions or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices, or by any other legally available means. A current Prospectus must be in effect at the time of the sale of the shares of Common Stock to which this Prospectus relates. The Common Stock may be offered and sold from time to time by the Selling Stockholder directly or through broker dealers, or in a distribution by one or more underwriters on a firm commitment or a best efforts basis. The Selling Stockholder and any broker-dealer who participates in the distribution of the Common Stock may be deemed to be Underwriters ("Underwriters") within the meaning of the Securities Act of 1933, as amended (the "Act"). Any commission received by any broker-dealer and any profit on resale of Common Stock purchased by them may be deemed to be underwriting commission under the Act. The Company will incur certain expenses in connection with this Offering. See, "Use of Proceeds" and "Plan of Distribution". The Company's Common Stock is traded on the American Stock Exchange under the symbol "EVV". On January 5, 1999, the last closing sales price of the Company's Common Stock as reported on the American Stock Exchange was $1.1875 per share.

         FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK, SEE THE "RISK FACTORS" SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 4.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL offense.

                             ________________, 1999

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

                                TABLE OF CONTENTS

SECTION                                                                    PAGE
Available Information........................................................1
Documents Incorporated by Reference..........................................1
Information Regarding and Factors Affecting Forward-looking Statements.......2
The Company..................................................................2
Risk Factors.................................................................4
Recent Events...............................................................13
Use of Proceeds.............................................................14
Selling Stockholder.........................................................14
Plan of Distribution........................................................14
Description of Securities...................................................15
Limitations on Directors' Liability; Indemnification........................16
Legal Matters...............................................................17
Experts.....................................................................17

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Company will provide without charge to each person who receives a copy of this Prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Environmental Safeguards, Inc., Attention of James S. Percell, 2600 South Loop West, Suite 645, Houston, Texas 77054, tel. (713) 641-3838. The Company has filed with the Commission a Registration Statement on Form S-3 under the Act with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, as well as such reports, proxy statements and other information filed with the Commission, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company is an electronic filer. The Commission maintains a web site on the Internet that contains reports, proxy, registration statements and information statements and other information regarding issuers that file electronically with the Commission. The address of the site is http://www.sec.gov. Visitors to the site may access such information by searching the EDGAR data base on the site. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company exited the Regulation S-B disclosure system and began reporting under Regulation S-K beginning with its Form 10-Q for the quarter ended March 31, 1998. The Company hereby incorporates by reference in this
Prospectus: (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (ii) Amendment No. 1 to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997; (iii) the Company's Quarterly Reports on Forms 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; (iv) the Company's Current Report on Form 8-K Amendment No. 1 filed on March 2, 1998; and (v) the Company's Report on Form 8-K Amendment No. 2 filed on June 19, 1998. All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1997, are hereby incorporated herein by reference. All documents subsequently filed by the Company pursuant to Section 13(a),13(c), 14, or 15(d) of the Exchange Act, prior to the termination of this offering, shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or replaces such statement.

                        INFORMATION REGARDING AND FACTORS
                      AFFECTING FORWARD-LOOKING STATEMENTS

         The Company is including the following cautionary statement in this Prospectus, and the Registration Statement on Form S-3 of which it is a part, to make applicable and take advantage of the safe harbor provision of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Certain statements in this Prospectus are forward-looking statements. Words such as "expects", "anticipates", "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties are set forth below. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectation, beliefs or projections will result, be achieved, or be accomplished. In addition to other factors and matters discussed elsewhere herein, the following are important factors that, in the view of the Company, could cause material adverse affects on the Company's financial condition and results of operations: the ability of the Company to attain widespread market acceptance of its technology; the ability of the Company to obtain acceptable forms and amounts of financing to fund planned expansion; the demand for, and price level of, the Company's services; competitive factors; the actual useful life of the Company's indirect thermal desorption units (the "ITD Units"); the evolving industry and technology standards; the ability to protect proprietary technology; the dependence on key personnel; the effect of business interruption due to political unrest; the foreign exchange fluctuation risk; and the ability of the Company to maintain acceptable utilization rates on its equipment. The Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

                                   THE COMPANY

         The Company was incorporated under the laws of the State of Nevada in December, 1985, under the name of Cape Cod Investment Company. In December, 1986, the name of the Company was changed to Cape Cod Ventures, Inc. In August, 1987, the Company completed an initial public offering of 4,148,000 shares of Common Stock at a price of $0.001 per share pursuant to the exemption from the registration requirements of the Securities Act of 1933 provided by Regulation
A. In May, 1993, the Company executed an Agreement and Plan of Reorganization (the "Reorganization Agreement") with National Fuel & Energy, Inc. ("NFE"), providing for the acquisition of NFE by the Company in exchange for shares of the Company's Common Stock. In connection with the reorganization, the name of the Company was changed to Environmental Safeguards, Inc., and NFE, a Wyoming corporation, became a wholly-owned subsidiary of the Company. In December, 1997, the Company, through NFE, acquired the remaining 50% interest in OnSite Technology, L.L.C., an Oklahoma limited liability company, ("OnSite") which was previously owned by Parker Drilling Company. As a result of this transaction, OnSite is now a wholly owned subsidiary of NFE. Substantially all of the Company's activities are conducted through OnSite which is engaged in the development, production and sale of environmental remediation and recycling technologies and services. OnSite owns the technologies included in the Company's ITD Units, and the proprietary processes for on-site remediation and recycling of hydrocarbon contaminated soil. To date, the environmental remediation and recycling services provided by the Company using the ITD Units have involved the removal of petroleum contaminants from soil, and the reclamation of drilling fluids and hydrocarbons from contaminated soil. Each ITD Unit is an easily transportable processing system which produces clean soil from contaminated soil while reclaiming drilling fluids and hydrocarbons. ITD Units are transported from one clean-up site to another. The Company's customers have been large corporations in the oil and gas drilling industry that have anticipated the changing regulatory climate with respect to soil and other environmental contamination and have taken the initiative in removing contaminants from their properties, and in reclaiming drilling fluids and hydrocarbons from contaminated soil. The primary services offered by the Company involve remediation and recycling of soil contaminated by oil-based drilling mud, fuel spills, leakage at storage tanks and other sources of hydrocarbon contamination. To remediate and recycle the contaminated soil, the Company utilizes ITD Units consisting of: (i) an indirect thermal desorption unit wherein the hydrocarbon contaminated soil is indirectly heated, thereby causing the hydrocarbon contamination to vaporize; and (ii) a condensation process system, which causes the hydrocarbon vapor to condense to a liquid, or an afterburner or thermal oxidizer which incinerates the hydrocarbon vapor. The ITD Units are mobile. Thus, contaminated soil can be remediated and recycled at the customer's location. The same process reclaims drilling fluids and hydrocarbons from contaminated soil. The Company, through OnSite, typically submits a bid for a project based on the costs of moving the equipment to the location, the estimated charges for labor and fuel, the nature and extent of the contamination, the type and moisture content of the soil, the estimated processing time and the desired profit margin. Generally, once a contract has been awarded, OnSite moves its equipment to the customer's location. The Company does not haul away or dispose of soil or contaminants. The Company owns seven ITD Units. In addition to the seven owned ITD Units, OnSite Colombia, Inc. ("OnSite Colombia"), in which OnSite owns a 50% interest, leases two additional ITD Units pursuant to sale-leaseback agreements with unrelated third parties, and OnSite Arabia, Inc. ("OnSite Arabia"), in which OnSite owns a 50% interest, owns one ITD Unit. Unless otherwise indicated, references to the Company include OnSite, OnSite Venezuela and NFE, the Company's wholly owned subsidiaries. The offices of the Company are located at 2600 South Loop West, Suite 645, Houston, Texas 77054 and its telephone number is (713) 641-3838. The Company's Common Stock is traded on the American Stock Exchange under the symbol "EVV".

                                  RISK FACTORS

         The Common Stock offered hereby is speculative and involves certain risks. In addition to the other information set forth in this Prospectus, each prospective investor should carefully consider the following risk factors before making an investment decision.

RECENT LOSSES

         The Company incurred a net loss of $1,849,000 fiscal year ended December 31, 1997, and a net loss of $647,000 for the fiscal year ended and December 31, 1996. For the nine month period ended September 30, 1998, the Company incurred a net loss of approximately $1,416,000. In order to become profitable, the Company must secure contracts at acceptable processing prices and control costs. There can be no assurance the Company will become profitable and the failure of the Company to do so could ultimately result in the inability of the Company to pay its financial obligations as they become due. At December 31, 1997 the Company reported working capital of approximately $5,277,000, and at December 31, 1996 the Company reported working capital of approximately $5,277,000. At September 30, 1998, the Company reported working capital of approximately $4,743,000. The Company has historically funded its operations through a combination of internally generated cash, short-term borrowing and through debt and equity financing. Until such time as the operating results of the Company improve sufficiently to fund the Company's operations, the Company must obtain outside financing to fund the expansion of its business. Any additional debt or equity financing may have a dilutive effect. The effect of such a debt reduction would be to reduce the Company's interest costs and thus reduce losses. There can be no assurance that the Company will be successful in raising capital through the sale of equity or debt.

LIQUIDITY AND CAPITAL RESOURCES

         The Company has experienced prior losses from operations. This circumstance and the commitment by the Company to expand its ITD Unit fleet may cause liquidity problems for the Company. In December, 1997, the Company raised $14,000,000 in a debt and equity financing from a group of investors, of which $8,000,000 consisted of $4,000,000 of Series B Convertible Preferred Stock and $4,000,000 of Series C Preferred Stock, and $6,000,000 consisted of debt (the"Debt") as evidenced by term notes issued pursuant to a Loan and Security Agreement with the investor group (the "Loan Agreement"). The Company used a portion of this financing to acquire the remaining 50% interest in OnSite and to retire $3,000,000 in then existing debt. In June, 1998, the Company borrowed an additional $5,000,000 pursuant to the terms of the Loan Agreement. In December, 1998, the Company sold 500,000 shares of common stock of the Company in a private placement to an investor at a purchase price of $1.50 per share for total cash consideration of $750,000.

ONGOING CAPITAL REQUIREMENTS OF ONSITE

         The Company's ability to expand and increase its revenues, assets and income is directly related to its ability to pay for construction of new ITD Units as demand dictates. Further capital could be needed to meet such demand and would be required to be provided from the Company's operations, from the sale of equity securities, borrowing, or other sources of third party financing. There is no assurance that capital will be available from any of these sources. Further, the sale of equity securities could dilute the Company's existing stockholders' interest, and borrowings from third parties could result in restrictive loan terms which would increase the Company's debt service requirements and could restrict the Company's operations.

GROWTH STRATEGY

         The Company's growth strategy is to seek customers who require remediation and reclamation/recycling services primarily for hydrocarbon contaminated sites where the Company's ITD Unit technology can be used on a regular basis with little downtime other than transporting the ITD Units from time to time. Further, firms conducting drilling activity in certain countries other than the United States are required to carry out drilling site remediation activity, which makes such foreign markets candidates for the Company's remediation and recycling services. Therefore, the Company's service revenues may be concentrated outside of the United States. Moreover, during the period that the Company has a limited number of ITD Units, the Company's service revenues may be concentrated in a small number of customers. See, Risk Factors -- Foreign Political Climate.


FOREIGN POLITICAL CLIMATE

         The Company, through OnSite Colombia, OnSite Venezuela and OnSite Arabia, enters into contracts with major global oil and gas industry participants for the Company's remediation and recycling services. Three ITD Units are operating in the Republic of Colombia, one ITD Unit is operating in the Republic of Venezuela, and one ITD unit is being made ready for shipment to the Persian Gulf region. The remaining ITD Units are in Houston, Texas. Any changes in the political climate of the Republics of Colombia or Venezuela, or an unsettling in the current political climate, could have a negative impact on the Company, up to and including the complete loss of revenues from ITD Units operating in such places. While the Company maintains hazard insurance to address these risks, including insurance against the risk of terrorism, sabotage, nationalization and expropriation, the loss of potential income due to the interruption of the Company's services could have an adverse effect on the financial condition of the Company. The Company has not experienced any set backs in connection with the foreign political climate. The Company anticipates that the scope of its operations may include activity in nations where similar risks could exist. During 1997, 96% of the Company's service revenues were generated outside of the United States from one customer. During 1998 , approximately 85% of the Company's services revenues were generated outside of the United States from three customers. Accordingly, there is a likelihood that the Company's percent of service revenues generated outside of the United States will remain high and the Company believes such service revenues will be less concentrated in a few customers as additional ITD Units come into the fleet. See, Risk Factors -- Operating Risks and Possible Insufficiency of Insurance.

INTERNATIONAL TRANSACTIONS

         The Company's international business transactions could create exposure: (i) to potential financial concerns in the areas of foreign currency exchange, if the Company is paid in whole or in part in a foreign currency; (ii) to routine or extraordinary foreign government control of the transfer of funds across international borders; and (iii), to foreign taxes, tariffs and duties. Any of the foregoing could adversely impact the Company. The functional currency of the Company is the U.S. dollar because customer invoicing, customer receivables, imported equipment and many of the operating cost factors are denominated in U.S. dollars. The Company plans to continue to implement the same approach as other foreign operations come on stream in the course of conducting business abroad in an effort to minimize risks associated with foreign exchange fluctuation and its affect on Company profitability.

FABRICATION OF ITD UNITS

         The Company uses outside fabricators to construct the ITD Units. The Company negotiates bids and awards contracts for fabrication. The Company has proprietary designs and engineering techniques which it uses for custom fabrication. The fabrication process may subject the Company to several risks. Deficient fabrication or financial instability of a fabricator could upset the Company's ability to manufacture ITD Units on a timely basis which could result in delays in fulfilling contracts for soil remediation and recycling. Failure to fulfill contracts for remediation and recycling could result in the loss of such contracts or could subject the Company to liability for nonperformance of the contracts. The Company has identified at least five fabricators currently capable of fabricating ITD Units at a competitive price.

ECONOMIC CONDITIONS AND RELATED UNCERTAINTIES

         Environmental service companies are affected by economic conditions as well as government policies. Economic downturns could result in decreased demand for the Company's services. Potential customers could seek to delay their environmental remediation and recycling programs during such economic downturns. The Company's operations are dependent upon the Company's ability to market its services. While the Company would aggressively pursue its marketing efforts, in a time of general or industry specific decline, such as a decline in oil and gas drilling activity or a decline in the demand for remediation and recycling services, the Company's business activities could be adversely affected.

PRODUCT DEVELOPMENT RISKS, AND USEFUL LIFE OF ITD UNITS

         The ITD Units used by the Company are continually being refined, adjusted and improved. There is no assurance that the Company's ITD Units will perform in accordance with the Company's expectations over a long period of time or that there will be continued demand for the Company's products and services in commercially justifiable quantities. The Company estimates that the useful life of an ITD Unit is 5 years. However, the actual useful life of an ITD Unit is unknown and could be greater or less than 5 years.

PROPRIETARY TECHNOLOGY

         The U.S. Patent and Trademark Office has allowed certain claims to methods and apparatuses for removing and treating hydrocarbon contaminated drill cuttings and a patent has been issued to the Company. Other inventions of the Company are patent-pending. The Company has also filed for patent protection through the Patent Cooperation Treaty, and directly in certain foreign countries. The Company has also filed additional U.S. patent applications for treating hydrocarbon contaminated soil; for the process and apparatus of separating and recovering hydrocarbons and water from the ITD Units; and on several innovative ITD Unit mechanical features. The Company cannot state that others will not independently develop alternative proprietary information for similar types of processes and apparatus. The Company has not received notice that any of its apparatus or processes used in regard to the ITD Units infringe upon any U.S. patent.

GOVERNMENT REGULATION

         The Company renders services in connection with the remediation, recycling and disposal of various wastes. Federal, state and local laws and regulations have been enacted regulating the handling and disposal of wastes and creating liability for certain environmental contamination caused by such waste. Accordingly, the Company is subject to potential liability for environmental damage that its ITD Units or its operations may cause, particularly as a result of contamination of water or soil. Environmental laws regulate, among other things, the transportation, storage, handling and disposal of waste. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as persons allegedly injured by chemical contamination seek recovery for personal injuries or property damage. These legal developments present a risk of liability should the Company be deemed to be responsible for contamination or pollution caused or increased by any remediation, recycling or cleanup effort conducted by the Company, or for an accident which occurs in the course of such remediation, recycling or cleanup effort. There can be no assurance that the Company's policy of establishing and implementing proper procedures for complying with environmental regulations will be effective at preventing the Company from incurring a substantial environmental liability. If the Company were to incur a substantial uninsured liability for environmental damage, its financial condition could be materially adversely affected. See, Risk Factors--Operating Risks and Possible Insufficiency of Insurance.

         Furthermore, the Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions and may incur penalties. Such expenditures could be substantial and accordingly could have a material adverse effect on the Company's financial condition. The Company presently has the ability to perform soil remediation and recycling services that meet applicable federal and state standards for the delivery of such services, and the standards for the level of contaminant removal. The government can, however, impose new standards. If new regulations were to be imposed, the Company may not be able to comply in either the delivery services, or in the level of contaminant removed from the soil.

COSTS OF COMPLIANCE WITH GOVERNMENTAL REGULATIONS

         Governmental regulations govern matters such as the disposal of residual chemical wastes, operating procedures, waste water discharges, fire protection, worker and community right-to-know, and emergency response plans. Governmental authorities have the power, under various circumstances, to enforce compliance, and violators may be subject to civil or criminal penalties. Private individuals may also have the right to sue to enforce compliance with certain of the governmental requirements.

         Operating permits are generally required by federal and state environmental agencies for the operation of the Company's ITD Units. Most of these permits must be renewed periodically and the governmental authorities involved have the power, under various circumstances, to revoke, modify, or deny issuance or renewal of these permits. However, it is generally the Company's customers who must obtain such permits, if applicable, and not the Company. As a result of the stringent regulations governing the operation of the Company's ITD Units, operating the ITD Units and conducting business in compliance with the various applicable regulations requires the Company to commit significant human and capital resources which could result in increased operating costs. The Company may from time to time become subject to governmental enforcement proceedings and resulting fines or other sanctions, and the Company may incur penalties. Such expenditures can be substantial and accordingly could have a material adverse effect on the Company's financial condition.

COMPETITION

         There are many companies which currently dispose of hazardous and industrial wastes and remediate, recycle or clean up sites which have been contaminated. Such companies are continually attempting to develop new and improved products and services. Other companies utilize competing technologies and techniques in an attempt to provide more economical or superior remediation and recycling services. Many of the Company's competitors are well established companies with substantially greater capital resources, larger research and development staffs and facilities, and substantially greater marketing capabilities than the Company. The Company differentiates itself from its competitors primarily on what the Company believes to be a significantly higher operational service level and a significantly higher value-added result for its clients for the remediation of hydrocarbons from soils and the subsequent reclaiming of the hydrocarbons into liquids for customer recycling or resale. For example, some of the features of the Company's ITD Unit design, which the Company believes provide service-level advantages, include:

                  REMEDIATION: The Company's ITD Units remove 99% of hydrocarbon contaminants from the waste-stream soil (e.g., drill cuttings), effectively eliminating the latent liability of the client. Conversely, some competitive technologies such as incineration, solidification and bio-remediation result in continuing latent liability.

                  RECYCLING: The Company's ITD Units transform waste streams into value for its clients by reclaiming valuable drilling fluids and hydrocarbons for client recycling or resale. For example, the Company's equipment has reclaimed approximately 6.7 million gallons of diesel oil while processing drill cuttings for a major O&G participant in Colombia.

                  TONNAGE: The Company's ITD Units have proven processing capability of 5-10 tons per hour with up to 30% hydrocarbon-saturation in the soil. Some competitors are capable of similar processing speeds, but at lower hydrocarbon-saturation levels, resulting in throughput advantages for the Company.

                  PORTABILITY: The Company's ITD Units are built on two 44 foot trailer beds for portability to the clients location, avoiding costly hauling expenses of contaminated materials to a central location. In addition, the ITD Unit design permits rig-down and/or rig-up in less than a day. Some competitive units are much less transportable, or not portable at all.

                  WIDE RANGE OF HYDROCARBONS TREATED: The Company's ITD Units operate at low temperatures (200 degrees Fahrenheit), high temperatures (1,000-1,200 degrees Fahrenheit), and anywhere in between, thereby enabling the remediation of wide ranges of hydrocarbon contaminants encountered at a client's site, including halogenated volatiles, halogenated semivolatiles, non-halogenated volatiles, non-halogenated semivolatiles, fuel hydrocarbons and pesticides. The Company believes that competition in the industry is concentrated in remediation services, whereas the Company's ITD technology not only provides remediation services, but also is capable of reclaiming and recycling valuable drilling fluids and hydrocarbons. The Company further believes that its pricing policies are competitive. No assurance, however, can be given that the Company will be able to successfully compete with other companies or alternative technologies.

TECHNOLOGICAL OBSOLESCENCE

         The Company uses patented technology and equipment to remediate and recycle hydrocarbons from soil. While the Company believes that this technology has a long market life, there is no assurance that the Company's technology will be marketable in the future. Existing or future technologies of competitors could make the Company's services obsolete and the Company could suffer a loss of customers and revenue as a result. The Company's research and development activities are focused primarily on making incremental improvements in operating efficiencies, design, and fabrication.

OPERATING RISKS AND POSSIBLE INSUFFICIENCY OF INSURANCE

         The business of the Company exposes it to various risks, including claims for damage to property, injuries to persons, negligence and professional errors or omissions in the planning or performing of services, which such claims could be substantial. OnSite, the entity through which operations are conducted, maintains $1,000,000 each of general liability insurance, automobile liability insurance, employee liability insurance and pollution/professional liability insurance and at least $15,000,000 of excess umbrella liability coverage on all of its domestic and foreign operations. In addition, OnSite maintains all-risk property insurance for its ITD Units. There can be no assurances that such insurance will continue to be adequate, or that the Company will be able to continue to maintain or obtain adequate or required insurance coverage as its business grows or, if such insurance is obtainable, that it can be purchase at a reasonable price. If the Company has difficulty in maintaining or obtaining such insurance coverage, it could be at a competitive disadvantage with other companies, it may become exposed to significant uninsured risks and losses, and/or may be unable to continue certain of its operations. Under the Company's insurance policies, there are various exclusions that are customary in the industry. Accordingly, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance or that the dollar amount of such liabilities which are covered by its insurance will not exceed the Company's policy limits. A partially or completely uninsured claim, if successful, could have a material adverse effect on the Company's financial condition and results of operations.

LACK OF DIVERSIFICATION; RISKS OF INVESTING IN THE INDUSTRY

         The Company operates primarily in the environmental services industry. The current plan of operation calls for expansion within, but does not anticipate diversification beyond, this industry. The plan of operation, therefore, subjects the Company to the economic fluctuations within this industry and increases the risk associated with its operations. An investment in any aspect of the environmental services industry is speculative and historically has involved a high degree of risk. The continued success of the Company will depend on various factors over which the Company has little or no control.

DEPENDENCE ON MANAGEMENT

         The Company is dependent upon the time, talent and experience of James
S. Percell, its President and Chief Executive Officer, with whom the Company has an employment agreement. The loss of the services of Mr. Percell, for any reason, could have a material adverse effect on the Company. The Company, however, has obtained key-man life insurance on Mr. Percell in the amount of $5,000,000.

FUTURE NEED FOR ADDITIONAL PERSONNEL

         The Company's employees perform functions important to the long-term development of the Company, including operations, accounting, finance and quality control functions. The Company may hire additional staff with the special skills and education necessary for important Company functions. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.


ANTI-TAKEOVER EFFECTS OF ISSUANCE OF PREFERRED STOCK

         The Company has authorized 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), of which the Company has issued and outstanding 2,733,686 shares of Series B Convertible Preferred Stock and 400,000 shares of Series C Preferred Stock. Thus, the Company could issue up to 6,866,314 additional shares of Preferred Stock. Preferred Stock is entitled to certain preferences over the Common Stock. The Company's board of directors has authority, without action or consent by the shareholders, to issue the authorized but unissued shares of Preferred Stock in one or more series and to determine the voting rights, preferences as to dividends and liquidation rights, conversion rights, and other rights of any such series. All Preferred Stock, when and if issued, could adversely affect the rights of the holders of Common Stock. For example, such issuances could result in a class of securities outstanding that would have preferences with respect to voting rights and dividends and in liquidation over the Common Stock, and could, upon conversion or otherwise, enjoy all of the rights of holders of Common Stock. The Board's authority to issue Preferred Stock could discourage potential takeover attempts and could delay or prevent a change in control of the Company through merger, tender offer, proxy contest or otherwise by making such attempts more difficult to achieve or more costly. Further, pursuant to the Loan Agreement, the Company may not merge or consolidate with any person, or sell, lease, transfer or otherwise dispose of any substantial part of its assets, whether in one or more transactions.

SHARES ELIGIBLE FOR FUTURE SALE

         There is currently a limited market for the common stock of the Company. Possible or actual sales of a substantial number of shares of Common Stock by the Selling Stockholder in this Offering could have a negative impact on the market price of the Common Stock of the Company. Further, the Company does not anticipate engaging an Underwriter to assist in a distribution of shares of Common Stock on behalf of the Selling Stockholder. Accordingly, there is no assurance that the Selling Stockholder will be able to sell the shares of Common Stock for any particular price. In addition, of the 10,092,444 shares of the Company's Common Stock outstanding as of January 1, 1999, approximately 2,386,002 shares are restricted securities as that term is defined in Rule 144 adopted under the Act ("Restricted Securities"). Rule 144 governs resales of Restricted Securities for the account of any person, other than an issuer, and restricted and unrestricted securities for the account of an "affiliate" of the issuer. Restricted securities generally include any securities acquired directly or indirectly from an issuer or its affiliates which were not issued or sold in connection with a public offering registered under the Securities Act. An affiliate of the issuer is any person who directly or indirectly controls, is controlled by, or is under common control with, the issuer. Affiliates of the Company may include its directors, executive officers, and persons directly or indirectly owning 10% or more of the outstanding Common Stock. Under Rule 144, unregistered resales of restricted Common Stock cannot be made until it has been held for one year from the later of its acquisition from the Company or an affiliate of the Company. Thereafter, shares of Common Stock may be resold without registration subject to Rule 144's volume limitation, aggregation, broker transaction, notice filing requirements, and requirements concerning publicly available information about the Company ("Applicable Requirements"). Resales by the Company's affiliates of restricted and unrestricted Common Stock are also subject to the Applicable Requirements. The volume limitations provide that a person, or persons who must aggregate their sales, cannot, within any three-month period, sell more than the greater of (i) one percent of the then outstanding shares, or
(ii) the average weekly reported trading volume during the four calendar weeks preceding each such sale. A person who is not deemed an "affiliate" of the Company and who has beneficially owned shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the Applicable Requirements. The Company believes that approximately 659,658 restricted shares of Common Stock have been held for more than two years, and therefore may be sold by nonaffiliates without limitation. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely have a material adverse effect on prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through equity financing.

DILUTION DUE TO OUTSTANDING OPTIONS AND WARRANTS

         In addition to the 2,733,686 shares of Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and the 707,142 shares of Common Stock issuable upon the exercise of the Warrants, the Company presently has outstanding options to purchase (i) 2,490,000 shares of its Common Stock which are exercisable at $0.60 per share and expire in November, 2005, (ii) 602,500 shares of its Common Stock which are exercisable at $2.50 per share and expire in March, 2007, (iii) 25,000 shares of its Common Stock which are exercisable at $3.75 per share and expire in November, 2007, (iv) 970,644 shares its Common Stock which are exercisable at $3.00 per share and expire in December, 2007, (v) 169,470 shares of its Common Stock which are exercisable at $5.00 per share and expire in April, 2008; (vi) 3,248 shares of its Common Stock which are exercisable in approximately equal amounts at prices ranging from $2.38 to $4.00 per share and expire in January, 2008; and (vii) 610,000 shares of its Common Stock which are exercisable at $1.68 per share and expire in December, 2008.

         The exercise of the outstanding options by the holders thereof may result in the dilution in the interests of the other stockholders of The Company. Pursuant to the Loan and Security Agreement, the Company has agreed to issue a further 707,142 warrants exercisable beginning February 17, 2000 and expiring on February 16, 2010. Further pursuant to the Loan Agreement, the Company is required to issue additional warrants if certain conditions exist in the future. If the Debt is not repaid in full by February 17, 2001, then the Company must authorize, issue and deliver warrants to acquire up to 188,571 shares of common stock.

POSSIBLE VOLATILITY OF COMMON STOCK PRICE

         The market price of the Common Stock of the Company may be highly volatile, as has been the case with the securities of many other small capitalization companies. Additionally, in recent years, the securities markets have experienced a high level of price and volume volatility and the market prices of securities for many companies, particularly small capitalization companies, have experienced wide fluctuations which have not necessarily been related to the operating performances or underlying asset values of such companies. Securities of issuers having relatively limited capitalization or securities recently issued in a public offering are particularly susceptible to change based on short-term trading strategies of certain investors and speculators. Further, the resale of Common Stock in this Offering by Selling Stockholder could affect the market price of the Common Stock.

NO CASH DIVIDENDS

         The Company has never paid cash dividends on its Common Stock and the Board of Directors does not anticipate paying cash dividends in the foreseeable future. The Company currently intends to retain future earnings to finance the growth of its business. Further, pursuant to the terms of the Loan Agreement, the Company is precluded from paying any dividends while the loan underlying the Loan Agreement is outstanding.

                                  RECENT EVENTS

         In December, 1998, the Company and an investor formed OnSite Arabia, Inc. ("OnSite Arabia"), a Cayman Island company for the purpose of providing environmental remediation, reclamation and recycling services in Saudi Arabia, Qatar, Yemen, the United Arab Emirates, Bahrain, Kuwait and Oman. The Company owns 50% of OnSite Arabia.

         Concurrent with the formation of OnSite Arabia, the Company sold 500,000 shares of common stock of the Company in a private placement to an investor at a purchase price of $1.50 per share for total cash consideration of $750,000. The Company presently intends to use the proceeds of this private placement for additional working capital. This Prospectus relates to the registration of these shares.

         In December 1998, the Company redeemed 1,037,736 shares of its Series B convertible preferred stock from a related party, Newpark Resources, Inc. ("Newpark"), a New York Stock Exchange listed company, in consideration for certain receivables due to the Company from Newpark. This transaction had the combined effect of reducing the Company's working capital and shareholders' equity by approximately $1,100,000, and a reduction in common stock equivalents of 1,037,736 shares on a fully diluted basis. After the 1,037,736 share redemption, Newpark continues to hold 847,975 shares of the Company's Series B convertible preferred stock.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds upon the resale of the Common Stock by the Selling Stockholder. The Selling Stockholder will not pay any of the costs of this Registration.


                               SELLING STOCKHOLDER

      The following table sets forth the name of the Selling Stockholder, the number of shares of Common Stock offered by the Selling Stockholder, the number of shares of Common Stock to be owned by the Selling Stockholder if all shares were to be sold in the Offering and the percentage of the Company's outstanding Common Stock that will be owned by the Selling Stockholder if all shares are sold in the offering. The shares of Common Stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholder may offer all or a portion of the shares for resale from time to time.

                     SHARES           SHARES            SHARES OWNED              PERCENTAGE
                     OWNED            OFFERED           AFTER OFFERING            OWNED AFTER
SELLING              BEFORE           FOR               IF ALL OFFERED            OFFERING IF ALL
STOCKHOLDER (1)      OFFERING         SALE              SHARES ARE SOLD (3)       SHARES SOLD
---------------      --------         ----              -------------------       -----------
Nadia, L.L.C.        500,000          500,000           -0-                       -0-

---------------------

(1) Assumes no sales are effected by the Selling Stockholder during the offering period other than pursuant hereto. An affiliate of Nadia, L.L.C. and the Company each own 50% of OnSite Arabia.

                              PLAN OF DISTRIBUTION

         The Selling Stockholder has advised the Company that the Stockholder Shares may be sold or distributed from time to time by the Selling Stockholder, its distributees or assignees, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholder, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Stockholder Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Stockholder Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise, on the American Stock Exchange; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise); or, (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholder, its distributees or assignees, or its successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Stockholder. The Selling Stockholder, its distributees or assignees, or its successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Stockholder Shares, which Stockholder Shares may be resold thereafter pursuant to this Prospectus. Brokers, dealers, underwriters or agents participating in the distribution of the Stockholder Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder (and, if they act as agent for the purchaser of such Stockholder Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved. The Selling Stockholder and any brokers, dealers, underwriters or agents that participate in the distribution of the Stockholder Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Stockholder Shares. To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of Stockholder Shares to be sold, the name of the Selling Stockholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed. The Company will not receive any of the proceeds from the sale of the Stockholder Shares offered hereby. The Company will pay substantially all of the expenses incident to this Registration of the Stockholder Shares by the Selling Stockholder, other than commissions and discounts of brokers, dealers, underwriters or agents. The Company has agreed to indemnify the Selling Stockholder against certain liabilities, including certain liabilities under the Securities Act.

         In order to comply with certain states' securities laws, if applicable, the Stockholder Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied. There is no assurance that the Selling Stockholder will sell any or all of the Stockholder Shares.

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 50,000,000 shares of common stock, $0.001 par value, and 10,000,000 shares of preferred stock, $0.001 par value. The following summary description of the securities of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, Bylaws, Certificate of Designation, Preferences, Rights and Limitations of Series B Convertible Preferred Stock and the Certificate of Designation, Preferences,

Rights and Limitations of Series C Preferred Stock, which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See, "Additional Information".

         COMMON STOCK. The Company's Common Stock is traded on the American Stock Exchange under the symbol "EVV". The holders of Common Stock are entitled to one vote per share with respect to all matters required by law to be submitted to stockholders of the Company. The holders of Common Stock have the sole right to vote, except as otherwise provided by law, by the Articles of Incorporation, or by provisions governing any Preferred Stock. The Common Stock does not have any cumulative voting, preemptive, subscription or conversion rights. Election of directors and other general stockholder action requires the affirmative vote of a majority of shares represented at a meeting in which a quorum is represented. The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, upon payment therefor as contemplated herein, validly issued, fully paid and non-assessable.

         Subject to the rights of any outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the affairs of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding.

         The Company may not, except for dividends payable in connection with the Company's Series C Preferred Stock, authorize or pay any dividends at any time if any amount is unpaid with respect to the Loan Agreement.

               LIMITATION ON DIRECTOR'S LIABILITY; INDEMNIFICATION

         The Articles of Incorporation of the Company (the "Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. The Articles provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct. The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Nevada law. The Articles include related provisions meant to facilitate the indemnities' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and by which actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the forgoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed on for the Company by Axelrod, Smith & Kirshbaum of Houston, Texas. Mr. Robert D. Axelrod presently owns 24,579 shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated balance sheets at December 31, 1996 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year then ended of Environmental Safeguards, Inc. incorporated by reference into this Prospectus and Registration Statement have been audited by Ham, Langston & Brezina, L.L.P. , independent auditors, as set forth in their report, and are incorporated by reference in reliance upon such report, given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of Environmental Safeguards, Inc. appearing in Environmental Safeguards, Inc.'s Annual Report (Form 10-KSB) and Amendment No. 1 to the Company's Annual Report (Form 10-KSB) for the year ended December 31, 1997 and the consolidated financial statements of OnSite Technology, L.L.C. for the period from January 1, 1997 through December 17, 1997 appearing in Environmental Safeguards, Inc.'s Current Reports on Form 8-K Amendment No. 1 and Amendment No. 2 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                     PART II

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Company.

SEC Registration Fee............................................   $   165.07
Printing and Engraving Expenses.................................     2,500.00
Legal Fees and Expenses.........................................    10,000.00
Accounting Fees and Expenses....................................    10,000.00
Blue Sky Fees and Expenses......................................         0.00
Transfer Agent Fees and Miscellaneous...........................       500.00
                                                                   ----------
                                                     Total         $23,165.07
                                                                   ==========

ITEM 15.   LIMITATION ON DIRECTOR'S LIABILITY; INDEMNIFICATION

         The Articles of Incorporation of the Company ("Articles") provide, as permitted by governing Nevada law, that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on behalf of the Company against a director. The Articles provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil litigation or criminal action brought against them on account of their being or having been Company directors or officers unless, in such action, they are adjudged to have acted with gross negligence or willful misconduct. The inclusion of this provision in the Articles may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. The Articles provide for the indemnification of its executive officers and directors, and the advancement to them of expenses in connection with any proceedings and claims, to the fullest extent permitted by the Nevada law. The Articles include related provisions meant to facilitate the indemnitees' receipt of such benefits. These provisions cover, among other things: (i) specification of the method of determining entitlement to indemnification and the selection of independent counsel that will in some cases make such determination, (ii) specification of certain time periods by which certain payments or determinations must be made and actions must be taken, and (iii) the establishment of certain presumptions in favor of an indemnitee.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the forgoing provisions, or otherwise,

                                  Part II -- 1
the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 16.

EXHIBIT NO.                    IDENTIFICATION OF EXHIBIT

3.1      *        Certificate of Incorporation of the Registrant, as amended.

3.2      *        Bylaws of the Registrant.

4.1      *        See Exhibits 3.1 and 3.2. for provisions of the Articles of
                  Incorporation and Bylaws of the Registrant defining rights of holders of common stock of the Registrant.

4.2      *        Common Stock specimen.

4.3      **       Certificate of Designation, Preferences, Rights and
                  Limitations of Series B Convertible Preferred Stock.

4.4      *        Form of Warrant Certificate dated December 17, 1997 (Included in Exhibit 4.8).

4.5      *        Form of Registration Rights Agreement pursuant to Private
                  Placement Memorandum dated September 18, 1996.

4.6      *        Form of Registration Rights Agreement dated December 17, 1997, between the Company and Cahill, Warnock Strategic Partners
                  Fund, L.P., Strategic Associates, L.P., Newpark Resources,
                  Inc. and James H. Stone.

4.7      *        Form of Warrant Agreement dated December 17, 1997, between the
                  Company and Cahill, Warnock Strategic Partners Fund, L.P.,
                  Strategic Associates, L.P., Newpark Resources, Inc. and James
                  H. Stone.

4.8      ***      Form of Registration Rights Agreement dated December 7, 1998.

5.1      ***      Opinion of Axelrod, Smith & Kirshbaum.

23.1     ***      Consent of Axelrod, Smith & Kirshbaum (Included in Exhibit
                  5.1).

23.2     ***      Consent of Ham, Langston & Brezina, L.L.P.

23.3     ***      Consent of Ernst & Young LLP.



                                  Part II -- 2

-----------------------

* Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated by reference thereto.

** Previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 17, 1997 and filed December 30, 1997, and incorporated herein by reference thereto.

***      Filed herewith.

ITEM 17.   UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offer or sales are being made, a post-effective amendment to this registration statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  iii. To include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                  Part II -- 3

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4)      (i)      That, for the purpose of determining liability
                           under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule
                           430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective,

                  (ii) That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


(c) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



                                  Part II -- 4

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on January 8, 1999.

                                       ENVIRONMENTAL SAFEGUARDS, INC.

                                       By:       /s/ JAMES S. PERCELL
                                                 JAMES S. PERCELL,
                                                 Chairman of the Board and
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                     TITLE                            DATE
/s/ JAMES S. PERCELL          Chairman of the Board,
JAMES S. PERCELL              Chief Executive Officer
                              and Director                     January  8, 1999

/s/ BRYAN SHARP               Director                         January  8, 1999
BRYAN SHARP

/s/ ALBERT WOLFORD            Director/Secretary               January  8, 1999
ALBERT WOLFORD

/s/ DAVID L. WARNOCK          Director                         January  8, 1999
DAVID L. WARNOCK

/s/ RONALD BIANCO             Chief Financial Officer          January  8, 1999
RONALD BIANCO                 and Vice-Secretary



                                  Part II -- 5

                               INDEX TO EXHIBITS

EXHIBIT NO.
3.1      *        Certificate of Incorporation of the Registrant, as amended.

3.2      *        Bylaws of the Registrant.

4.1      *        See Exhibits 3.1 and 3.2. for provisions of the Articles of
                  Incorporation and Bylaws of the Registrant defining rights of holders of common stock of the Registrant.

4.2      *        Common Stock specimen.

4.3      **       Certificate of Designation, Preferences, Rights and
                  Limitations of Series B Convertible Preferred Stock.

4.4      *        Form of Warrant Certificate dated December 17, 1997 (Included in Exhibit 4.8).

4.5      *        Form of Registration Rights Agreement pursuant to Private
                  Placement Memorandum dated September 18, 1996.

4.6      *        Form of Registration Rights Agreement dated December 17, 1997, between the Company and Cahill, Warnock Strategic Partners
                  Fund, L.P., Strategic Associates, L.P., Newpark Resources,
                  Inc. and James H. Stone.

4.7      *        Form of Warrant Agreement dated December 17, 1997, between the
                  Company and Cahill, Warnock Strategic Partners Fund, L.P.,
                  Strategic Associates, L.P., Newpark Resources, Inc. and James
                  H. Stone.

4.8      ***      Form of Registration Rights Agreement dated December 7, 1998.

5.1      ***      Opinion of Axelrod, Smith & Kirshbaum.

23.1     ***      Consent of Axelrod, Smith & Kirshbaum (Included in Exhibit
                  5.1).

23.2     ***      Consent of Ham, Langston & Brezina, L.L.P.

23.3     ***      Consent of Ernst & Young LLP.

-----------------------

* Previously filed as an exhibit to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997, and incorporated by reference thereto.

** Previously filed as an exhibit to the Company's Current Report on Form 8-K dated December 17, 1997 and filed December 30, 1997, and incorporated herein by reference thereto.

***      Filed herewith.